Exhibit 5.1

February 9, 2006

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE:    Peregrine Industries, Inc.

Registration Statement on Form SB-2 (File No. 333-            )

Ladies and Gentlemen:

I refer to the above-captioned registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement is being filed with the Securities and Exchange Commission by Peregrine Industries, Inc., a Florida corporation (the “Company”), to register the sale by selling shareholders of 25,600,000 shares of the Company’s common stock.

I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on my examination mentioned above, I am of the opinion that the shares of common stock being sold by the selling shareholders pursuant to the Registration Statement are legally and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Thomas J. Craft, Jr., P.A.

Thomas J. Craft, Jr., P.A.